United States securities and exchange commission logo





                 July 14, 2021

       Michael DePasquale
       Chief Executive Officer
       BIO-key International, Inc.
       3349 Highway 138
       Building A, Suite E
       Wall, NJ 07719

                                                        Re: BIO-key
International, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed July 13, 2021
                                                            File No. 333-257875

       Dear Mr. DePasquale:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Priscilla Dao, Staff Attorney, at (202) 551-5997, or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Vincent Vietti